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                                                                      EXHIBIT 11

                      METROMEDIA INTERNATIONAL GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Loss per common share-Basic (A):
  Net loss..................................................  $(23,237)  $(16,602)
  Cumulative convertible preferred stock dividend
    requirement.............................................    (3,752)    (3,752)
                                                              --------   --------
  Net loss attributable to common stock shareholders........  $(26,989)  $(20,354)
                                                              ========   ========
Weighted average common stock shares outstanding during the
  period....................................................    94,035     94,034
                                                              ========   ========
Loss per common share-Basic:
  Net loss attributable to common stock shareholders........  $  (0.29)  $  (0.22)
                                                              ========   ========

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Loss per common share-Basic (A):
  Net loss..................................................  $(47,207)  $(33,133)
  Cumulative convertible preferred stock dividend
    requirement.............................................    (7,504)    (7,504)
                                                              --------   --------
  Net loss attributable to common stock shareholders........  $(54,711)  $(40,637)
                                                              ========   ========
Weighted average common stock shares outstanding during the
  period....................................................    94,035     93,921
                                                              ========   ========
Loss per common share-Basic:
  Net loss attributable to common stock shareholders........  $  (0.58)  $  (0.43)
                                                              ========   ========

------------------------

(A) In calculating diluted earnings per share, no potential shares of common stock are to be included in the computation of diluted earnings per share if they would have an antidilutive effect on earnings per share. For the three and six months ended June 30, 2001 and 2000, the Company has not included diluted earnings per share since the calculation is antidilutive.